Exhibit 5.1

January 3, 2025 Lazydays Holdings, Inc. 4042 Park Oaks Boulevard Suite 350 Tampa, Florida 33610	760 SW Ninth Avenue, Suite 3000 Portland, OR 97205 T. 503.224.3380 F: 503.220.2480

Re: Lazydays Holdings, Inc. - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Lazydays Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of the Registration Statement on Form S-1 (File No. 333-283838) of the Company (as amended through the date hereof and including all exhibits thereto, the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”) relating to the offer and sale from time to time, in each case, by the selling securityholders named in the Registration Statement (the “Selling Securityholders”) of the following:

a.
Up to  90,559,196 shares (the “Common Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as set forth under the “Common Stock Being Offered” column within the “Selling Securityholder” table of the Registration Statement, which consists of:

i.
(A) 3,474,757 shares of Common Stock issued to Alta Fundamental Advisers Master LP (“Alta Fundamental”), (B) 2,363,592 shares of Common Stock issued to Star V Partners LLC (“Star V”), and (C) 8,724,757 shares of Common Stock issued to Blackwell Partners LLC – Series A in an account with Alta Fundamental Advisers LLC as its investment manager (“Blackwell (Alta)” and together with Alta Fundamental and Star V, the “Alta PIPE Purchasers”), in each case pursuant to that certain Securities Purchase Agreement, dated as of November 15, 2024 (the “Alta PIPE Purchase Agreement”), by and among the Company and the Alta PIPE Purchasers;

ii.
(A) 10,922,330 shares of Common Stock issued to Coliseum Capital Partners, L.P. (“CCP”) and (B) 3,640,776 shares of Common Stock issued to Blackwell Partners LLC – Series A, in an account as an investment advisory client of Coliseum Capital Management, LLC ( “Blackwell (CCM)” and together with CCP, the “CCM PIPE Purchasers”), in each case pursuant to that certain Securities Purchase Agreement, dated as of November 15, 2024 (the “CCM PIPE Purchase Agreement” and together with the Alta PIPE Purchase Agreement, the “PIPE Purchase Agreements”), by and among the Company and the CCM PIPE Purchasers;

iii.
(A) (I) 10,126,017 shares of Common Stock issued on November 15, 2024 to CCP under that certain Preferred Stock Exchange Agreement, dated as of November 15, 2024 (the “CCP Exchange Agreement”), by and between the Company and CCP and (II) 30,378,051 shares of Common Stock issued on December 27, 2024 to CCP under the CCP Exchange Agreement, and (B) (I) 3,725,847 shares of Common Stock issued to Blackwell (CCM) on November 15, 2024 under that certain Preferred Stock Exchange Agreement, dated as of November 15, 2024 (the “Blackwell (CCM) Exchange Agreement” and, together with the CCP Exchange Agreement, the “Exchange Agreements”), by and between the Company and Blackwell (CCM) and (II) 11,177,540 shares of Common Stock issued on December 27, 2024 to Blackwell (CCM) under the Blackwell (CCM) Exchange Agreement;

January 3, 2025

iv.	5,355,021 other shares of Common Stock owned by CCP; and

v.	670,508 other shares of Common Stock owned by Blackwell (CCM);

b.	Warrants (the “Warrants”) to purchase up to 10,194,174 shares of Common Stock pursuant to the Warrant Agreements; and

c.
Up to 10,194,174 shares of Common Stock, issuable upon the exercise of the Warrants (the “Warrant Shares”) pursuant to (i) the Common Stock Purchase Warrant between the Company and CCP, dated May 15, 2024 (the “CCP Warrant Agreement”) and (ii) the Common Stock Purchase Warrant between the Company and Blackwell (CCM), dated May 15, 2024 (together with the CCP Warrant Agreement, the “Warrant Agreements”).

The Common Shares, Warrants and Warrant Shares are collectively referred to in this opinion as the “Securities.” This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and other instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

i.	the Registration Statement;

ii.	the Certificate of Incorporation of the Company, as amended from time to time, as certified as of January 3, 2025 by the Secretary of State of the State of Delaware;

iii.	the Bylaws of Lazydays Holdings, Inc., as presently in effect, as certified by an officer of the Company as of January 3, 2025;

iv.
a certificate, dated as of January 3, 2025, from the Secretary of State of the State of Delaware certifying as to the existence and good standing of the Company under the laws of the State of Delaware (the “Good Standing Certificate”);

v.
certain resolutions adopted by the board of directors of the Company (the “Board”) and the Financing Committee of the Board,  as certified by an officer of the Company as of January 3, 2025 (the “Board Resolutions”);

vi.	executed copies of the PIPE Purchase Agreements;

vii.	executed copies of the Exchange Agreements; and

viii.	executed copies of the Warrant Agreements.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth in this opinion letter.

January 3, 2025

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to originals thereof, and that such originals are authentic and complete; (iv) the legal capacity, competency and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that each document submitted to us is the valid and binding obligation of each of the parties thereto, enforceable against such parties in accordance with their respective terms; (vii) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (viii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct on and as of the date hereof; (ix) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; (x) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties; and (xi) that at or prior to the time of the offer and sale of the Securities, the Registration Statement will have been declared effective under the Securities Act and such effectiveness shall not have been terminated or rescinded. As to all questions of fact material to this opinion letter and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

We have also assumed that the Securities will be offered and sold as described in the Registration Statement and the Prospectus and that upon the offer and sale of the Securities, the total amount of shares of Common Stock then issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Certificate of Incorporation.

Based upon the foregoing, and in reliance thereon, and subject to the assumptions, limitations, qualifications and exceptions contained herein, we are of the opinion that:

1.	the Common Shares are validly issued, fully paid and non-assessable;

2.	the Warrants constitute valid and binding obligations of the Company; and

3.
when the Registration Statement becomes effective under the Securities Act, the Warrant Shares, when duly issued and paid for in accordance with the terms of the Warrant Agreements and sold in the manner contemplated by the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Without limiting any of the other limitations, exceptions, assumptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as in effect on the date of this opinion letter. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely to you in connection with the Registration Statement and may not be relied on for any other purpose. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our Firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Stoel Rives LLP